EXHIBIT 99.2

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Jon Harris - Tel. (773) 864-6850

MWW GROUP
Carreen Winters
Tel. (201) 507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS APPOINTS FINANCE VETERAN
DAVID S. REYNOLDS AS CONTROLLER

CHICAGO, February 8, 2005 – Bally Total Fitness (NYSE: BFT) announced today that it has named David Reynolds its new Controller.   Over a career that has spanned two decades, Mr. Reynolds has served in a variety of senior positions in the areas of accounting and finance systems, as well as treasury and investor relations. Most recently, he was the Senior Vice President and Controller of Comdisco, Inc.

At Bally, Mr. Reynolds will oversee the processing and reporting of all financial transactions for the Company.  He will also be responsible for maintaining effective internal controls over financial reporting and the efficient and effective operation of Bally’s accounts payable, payroll and revenue accounting, as well as implementation of Sarbanes-Oxley Section 404.

“A key component to Bally’s turnaround plan is attracting top talent with targeted areas of expertise at all levels of the organization. Bringing on David Reynolds is an important step in this initiative,” said Paul Toback, Chairman and CEO, Bally Total Fitness. “His proven track record in financial controls, continual process improvements and broad-based accounting expertise will be an important asset as we work to complete our financial statements while ensuring consistent application of new quality controls and policies.”

“I’m excited to be joining the senior team at such a significant time, and look forward to further strengthening the financial foundation for the future of the Company,” said Reynolds.

Reynolds holds a M.B.A. from Lehigh University in Accounting and Finance and holds accreditations as a Certified Public Accountant and Certified Cash Manager.

Mr. Reynolds is the most recent executive to join Bally Total Fitness as part of the Company's "Best In Class" initiative, a program launched in 2003 designed to recruit and retain top talent to the organization. Mr. Reynolds joins recent executive additions Senior Vice President and General Counsel Marc Bassewitz, Vice President of Diet and Nutrition Barbara Barry and Vice President of Franchising Ben Amante.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally is dedicated to improving the lives of active, fitness-conscious consumers and being the leader in providing health and fitness services and products.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC investigation and any further or future internal investigation, conducted by the Company, actions taken in response to the Audit Committee report, the review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; the identification of one or more additional issues that require restatement of one or more prior period financial statements; the impact of the existence of material weaknesses in internal controls over financial reporting; the general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or the impact of existing or future litigation or governmental proceedings; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in prior filings of the Company with the Securities and Exchange Commission.